EXHIBIT 99.1

Primerica Names Tracy Tan as Chief Financial Officer

Nick Jendusa appointed as principal accounting officer

DULUTH, Ga., Dec 18, 2023 - Primerica, Inc. (NYSE:PRI), a leading provider of financial products and services to middle-income families in the United States and Canada, today announced the promotion of Tracy Tan, Executive Vice President of Finance, to the position of Chief Financial Officer, effective December 20, 2023. It was previously announced that Ms. Tan would be the successor to the Company’s Chief Financial Officer, Alison Rand, no later than April 1, 2024. As the Chief Financial Officer, Ms. Tan has been appointed as the Company’s principal financial officer, effective December 20, 2023.

Mr. Nicholas Jendusa, the Company’s Executive Vice President and Controller, has been appointed as the Company’s principal accounting officer, effective December 20, 2023.

Ms. Rand will remain employed by the Company until her retirement on April 1, 2024 and will provide transition support and work on special executive projects until such date.

“Tracy has been a great addition to Primerica’s executive leadership team. We are excited about her elevation to Chief Financial Officer and what she brings to the company in this role,” said Glenn Williams, Primerica CEO. “Nick has been a senior accounting leader since 2012 and we are happy to acknowledge his expertise with this new appointment. We wish Alison all the best in her retirement and thank her for her tireless work toward Primerica’s mission of providing financial independence to middle-income families in North America.”

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.7 million lives and had over 2.8 million client investment accounts on December 31, 2022. Primerica, through its insurance company subsidiaries, was the #3 issuer of Term Life insurance coverage in the United States and Canada in 2022. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Public Relations

Gana Ahn

678-431-9266

gana.ahn@primerica.com

Investor Relations

Nicole Russell

470-564-6663

nicole.russell@primerica.com

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